EXHIBIT 99.1

Atrion Reports Fourth Quarter And Full Year 2023 Results

ALLEN, Texas, Feb. 29, 2024 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the fourth quarter ended December 31, 2023 and the full year 2023.

For the fourth quarter of 2023 compared to the fourth quarter of 2022, revenues were $43.6 million, up $729 thousand, operating income was $6.7 million, down $2.1 million, and net income was $6.4 million, down $1.9 million. Fourth quarter 2023 diluted earnings per share were $3.65 compared to $4.70 for the fourth quarter of 2022.

Commenting on 2023 quarterly results compared to the comparable 2022 periods, David Battat, President and CEO, stated, “Looking at the 2023 and comparable 2022 quarters sequentially, we saw a continuous easing of revenue declines throughout the year, culminating with a 2% increase in sales in the fourth quarter. Operating income remained weighed down by lower production levels of fluid delivery and certain cardiovascular products.”

For the full year 2023 compared to the prior year, revenues were $169.3 million, down $14.2 million, net income was $19.4 million, down $15.6 million, and diluted earnings per share were $11.02 compared to $19.56. Mr. Battat observed, “2023 was a difficult year for the Company and our stockholders, with revenues down 8% and net income down 45%. Our operating margin for the year was 13.3%, the first time in 17 years we did not finish at or above an industry leading 20%. The confluence of two global supply chain issues greatly impacted our 2023 results. During the year, due to shortages of electronic components used in our MPS 3 cardiac surgery consoles, we were unable to meet all customer demand. Additionally, in 2022, our OEM customers placed orders with us in excess of their expected near-term needs to hedge against the risk of long-term global supply chain disruptions, leading to our record levels of revenues and operating income that year. As the global supply disruptions eased toward the end of 2022, these customers elected to right-size their inventories and greatly reduced their orders in 2023. The primary driver for the decline in operating margin was under-absorption of labor as sales slowed. Although we are always mindful about our operating expenses, we kept our teams intact to preserve their skills, reward their loyalty, and ensure that we had the talent necessary to respond to demand in 2024 and beyond.”

Mr. Battat added, “Our 2023 results do not reflect our efforts, initiatives, or new ideas. Against a challenging backdrop, our teams continued the hard work to ensure our future growth. Our MPS 3 console production is now at record levels to meet strong demand. Although 2023 OEM sales were deferred, we did not lose any major customers – in fact, every multi-year supply agreement that expired in 2023 was renewed for additional multi-year terms. More importantly, in 2023 our new product pipeline grew faster than at any point in our history. The OEM side of our business saw the launch of several new partnerships. We estimate that these partnerships alone will add tens of millions of dollars in new revenue by 2030—and this is in addition to organic growth of existing and new products already in our pipeline. Our factory expansion completed in 2023 provides the specialized infrastructure that was required to compete for these projects.”

Mr. Battat concluded, “For 2024, we expect a high single digit increase in revenue, returning us to, or near, the record level reached in 2022 as we introduce new technologies to the market and current customers achieve rightsized inventories. Increases in operating income will be challenging in the first half of the year as we fill orders from our own inventory and, as a result, under-absorb overhead. Operating income should improve in the second half of the year as our inventory depletion will require a resumption of idled production lines. We ended 2023 debt free and with cash and short- and long-term investments totaling $14.4 million.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding revenue from new partnerships, organic growth of existing and new products in the Company’s pipeline, and 2024 revenues and operating income levels. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that COVID-19 leads to further material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to COVID-19; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that COVID-19 further disrupts local economies and causes economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact: Cindy Ferguson
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues	$43,584	$42,855	$169,326	$183,506
Cost of goods sold	27,267	24,681	106,938	107,602
Gross profit	16,317	18,174	62,388	75,904
Operating expenses	9,653	9,369	39,809	36,217
Operating income	6,664	8,805	22,579	39,687

Interest and dividend income	119	349	806	988
Other investment income (loss)	505	(366)	(900)	(150)
Other income	--	--	39	92
Interest expense	(25)	--	(149)	--
Income before income taxes	7,263	8,788	22,375	40,617
Income tax provision	(839)	(466)	(2,964)	(5,609)
Net income	$6,424	$8,322	$19,411	$35,008

Income per basic share	$3.65	$4.70	$11.02	$19.59

Weighted average basic shares outstanding	1,760	1,770	1,761	1,787

Income per diluted share	$3.65	$4.70	$11.02	$19.56

Weighted average diluted shares outstanding	1,761	1,771	1,761	1,790

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	December 31,	December 31,
ASSETS	2023	2022

Current assets:
Cash and cash equivalents	$3,565	$4,731
Short-term investments	2,691	21,152
Total cash and short-term investments	6,256	25,883
Accounts receivable	23,029	23,951
Inventories	82,307	65,793
Prepaid expenses and other	3,173	3,770
Total current assets	114,765	119,397

Long-term investments	8,165	8,669

Property, plant and equipment, net	125,347	123,754
Other assets	12,548	12,892

	$260,825	$264,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	12,621	18,098
Line of credit	--	--
Other non-current liabilities	5,315	7,073
Stockholders’ equity	242,889	239,541

	$260,825	$264,712